Exhibit 10.31
EMPLOYMENT AGREEMENT
(As amended and restated effective as of May 1, 2009)
     This Amended and Restated Employment Agreement (“Agreement”) is effective as of May 1, 2009, by and between Odyssey Re Holdings Corp., a Delaware Corporation (“Employer”), and Andrew Barnard (“Executive”).
WITNESSETH
     WHEREAS, Executive is the Chief Executive Officer of the group of reinsurance and insurance companies constituted by Odyssey America Reinsurance Corporation and its subsidiaries; and
     WHEREAS, Executive entered into the Agreement effective as of June 30, 2005;
     WHEREAS, the parties desire to amend and restate the Agreement as of the date hereof so as to contain the terms and conditions set forth below and to govern the employment of Executive in the capacity described in the first recital above.
NOW THEREFORE, IT IS AGREED AS FOLLOWS:

ARTICLE I
EMPLOYMENT AND DUTIES; COMPENSATION
Section 1:     Duties
     During the term of this Agreement, Executive shall be employed by and shall serve Employer in the capacity of President and Chief Executive Officer and/or such other positions as may be mutually agreed upon between Executive and the Board of Directors of Employer during the term hereof, and shall be employed by and/or shall serve such subsidiaries of Employer in such capacities as Employer shall from time to time designate and as are consistent with Executive’s position as President and Chief Executive Officer of Employer. Executive shall devote substantially all of his business time to the business and affairs of Employer and shall use his best efforts, skills, and energy to promote Employer’s interests.
Section 2:     Term of Employment
      The term of employment of Executive by Employer under the Agreement commenced as of June 30, 2005 (the “Commencement Date”) and shall continue until May 1, 2016 (the “Term”). At any time prior to the expiration of the Term, Employer and Executive may, by mutual written agreement, extend Executive’s employment under the terms of this Agreement for such additional periods as they may agree.

Section 3:     Salary, Benefits and Additional Compensation
     As compensation and consideration for the performance by Executive of his duties and responsibilities pursuant to this Agreement, Employer agrees to pay, and/or to cause one or more of its subsidiaries to pay Executive, and Executive agrees to accept the following amounts and benefits (all Dollar amounts referred to herein are in United States Dollars):
(a)  Base Salary:  An Annual Base Salary of One Million Dollars ($1,000,000), pro rated for any calendar year within the Term for which employment does not extend for the entire calendar year. The Annual Base Salary shall be paid to Executive in equal bi-weekly installments.
(b)  Bonus Pool:  Executive shall participate to the extent of the percentage determined by the Board of Directors of Employer in the bonus pool (the “Bonus Pool”) created with respect to each accident underwriting year, consisting of that portion of the underwriting profit for such year designated by the Board of Directors of Employer.
(c)  Restricted Stock Grant:
     (i)  Executive shall receive as of the execution date hereof an award of that number of restricted shares (the “Restricted Shares”) of Employer, consisting of its Common Stock, par value $.01 per share, which when multiplied by the simple average of the closing prices of such common stock on the New York Stock Exchange on the twenty (20) business days next preceding May 1, 2009, yields the aggregate sum of Five Million Dollars ($5,000,000). Subject to subparagraphs (ii) and (iii) below, the foregoing grant shall be subject to the terms of Employer’s Restricted Share Plan. Executive shall become fully vested in the shares granted pursuant to the foregoing sentence, and all restrictions shall lapse, on May 1, 2016.

     (ii)  An award document evidencing the foregoing Restricted Share grant (the “Award Document”) shall be provided to Executive by Employer within 30 days of the date of execution hereof. The Award Document shall provide that (1) upon Employee’s Termination of Employment as a result of death, disability, reaching retirement age, Change in Control (as defined in Article II, Section 6 below) or termination by Employer for reasons other than For Cause (as defined in Article II, Section 3 below) the restricted period applicable to any Restricted Shares granted to Executive shall terminate and Executive shall become fully vested in the Award; and (2) if the stock of Employer at any time during the restricted period ceases to be publicly traded, then Employee shall have the option to receive a cash payment, payable by Employer within ten (10) days following written notice from Executive no later than thirty (30) days following the delisting of Employer stock from the exchange, equal to the number of shares of Restricted Stock of Employer held by Executive as of the delisting of the stock, times the greater of (a) the share price of Employer stock as of the close of business forty-five (45) trading days prior to its delisting and (b) the average share price of Employer stock (based on end of business day values) over the forty-five (45) trading day period prior to delisting. To the extent the cash payment exceeds the fair market value of the stock at the time of payment and Executive is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the excess amount shall be paid the earlier of (A) six (6) months following termination of employment or (B) death. The foregoing subparagraph (2) shall not apply if the stock of Employer ceases to be publicly traded as a result of Employer having made a general assignment for the benefit of creditors, been adjudicated as bankrupt or insolvent, or having filed a voluntary petition in bankruptcy, a petition or answer seeking an arrangement with creditors or to take advantage of any insolvency law or having filed an answer admitting the material allegations of a petition filed against Employer in bankruptcy.
     (iii)  Employer will take whatever action necessary, including, without limitation, amendment of the Odyssey Re Holdings Corp. Restricted Share Plan, to ensure that the issuance of Restricted Shares by Employer to Executive does not exceed the maximum number of shares available for such purpose.
(d)  Previously Awarded Restricted Stock:
     (i)  On June 14, 2001, Executive was granted 27,778 Restricted Shares (the “IPO Award”) of Employer’s common stock in connection with Employer’s initial public offering. Pursuant to the terms of the grant, the IPO Award was scheduled to become fully vested on June 14, 2011, at which time all restrictions would have lapsed on the 27,778 Employer Restricted Shares.
     (ii)  On August 11, 2001, Executive was granted 62,432 Restricted Shares (the “2001 Award”) of Employer’s common stock pursuant to Employer’s Restricted Share Plan in consideration for cancelling all rights to 6,500 Restricted Shares of the 13,000 Restricted Shares of Financial Holdings Limited (“Fairfax”) common stock that were originally granted to Executive on September 1, 1996 in connection with his employment by Fairfax (the “1996 Award”). Executive retained his rights to the remaining 6,500 Fairfax Restricted Shares granted under the 1996 Award. Executive was originally scheduled to become fully vested with respect to both the 1996 Award and the 2001 Award on September 1, 2006, at which time all restrictions would have lapsed on the remaining 6,500 Fairfax Restricted Shares and the 62,432 Employer Restricted Shares.

     Pursuant to the terms of Executive’s employment agreement with Employer, effective as of June 30, 2005 (the “2005 Employment Agreement”), (A) the vesting period applicable to the remaining 6,500 Fairfax Restricted Shares granted under the 1996 Award was extended from September 1, 2006 until June 30, 2010 and (B) the vesting period applicable to the 62,432 Employer Restricted Shares was extended from September 1, 2006 until June 30, 2010.
     (iii)  As consideration for entering into the 2005 Employment Agreement, Executive was granted 202,135 Restricted Shares (the “2005 Award”) of Employer’s common stock pursuant to Employer’s Restricted Share Plan. Pursuant to the terms of the grant, the 2005 Award was originally scheduled to vest with respect to twenty percent (20%) of the Restricted Shares on June 30, 2006, and on each anniversary thereafter with respect to an additional twenty percent (20%), such that on June 30, 2010 all restrictions would have lapsed on the 202,135 Employer Restricted Shares.
     (iv)  Upon the execution of this Agreement, each of the (A) 27,778 outstanding and unvested Employer Restricted Shares under the IPO Award, (B) remaining 6,500 outstanding and unvested Fairfax Restricted Shares under the 1996 Award, (C) 62,432 outstanding and unvested Employer Restricted Shares under the 2001 Award, and (D) remaining 80,854 outstanding and unvested Employer Restricted Shares under the 2005 Award shall fully vest and all restrictions shall lapse.
(e)  Additional Benefits:
     During the term of this Agreement, Executive shall be entitled to the following fringe benefits:

     (i)  Executive Benefits.  Executive shall be eligible to participate in such benefits and perquisites as are now generally available or later made generally available to executive officers of Employer or its subsidiaries.
     (ii)  Vacation.  Executive shall be entitled to vacation time consistent with his position as President and Chief Executive Officer of Employer.
     (iii)  Life Insurance.  Executive shall be eligible to participate in any life insurance program available to executive officers of Employer or its subsidiaries on terms at least as favorable as those generally made available to such executive officers.
     (iv)  Disability Insurance.  Executive shall be eligible to participate in any disability insurance program available to executive officers of Employer or its subsidiaries on terms at least as favorable as those generally made available to such executive officers.
     (v)  Automobile.  Executive shall be provided with the exclusive use of an automobile appropriate to his position as President and Chief Executive Officer of Employer (with all operating costs, such as insurance, maintenance and fuel, paid for by Employer).
     (vi)  Membership Fees.  Employer shall pay Executive’s membership and usage fees of the St. Andrews Golf Club (or of a comparable country club of Executive’s choosing).
     (vii)  Reimbursement for Expenses.  Employer shall reimburse Executive for reasonable and properly documented out-of-pocket business and/or entertainment expenses incurred by Executive in connection with his duties under this Agreement.
     (viii)  Reimbursement of Attorney’s Fees.  Employer shall pay all reasonable attorney’s fees and disbursements incurred by Executive in drafting and negotiating this Agreement;

payment shall be made either to Executive upon submission of paid invoices for such legal work or directly to the attorney chosen by Executive.
     (ix)  Tax Reimbursement.  Employer shall reimburse Executive for all federal, state and local income taxes incurred by Executive as a result of the inclusion in income of any of the benefits provided by Employer to Executive pursuant to this paragraph (e)(v) and (e)(vi). The determination of such taxes shall be based upon all applicable state, local and federal taxes (computed at the highest marginal income tax rate) including any taxes payable pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended. Employer shall remit to Executive the amount of such taxes no later than April 15th of the year following inclusion in income of any of the benefits for which tax reimbursement is provided herein.
ARTICLE II
TERMINATION OF EMPLOYMENT
Section 1:     Termination Due to Death
     The employment of Executive under this Agreement shall terminate upon Executive’s death. In the event of Executive’s death during Executive’s employment hereunder, the estate or other legal representative of Executive shall be entitled to receive the following:
(a)  Base Salary.  Employer shall pay to Executive’s estate or other legal representative of Executive, his Base Salary for the period ending three months following the month in which Executive dies. Such an amount and all other amounts payable under this Section 1 of Article II shall be paid by Employer in a lump sum within thirty (30) days of the date of death, provided however, that the amounts due with respect to the Bonus Pool shall be paid when such amounts would ordinarily be paid.
(b)  Payment from Bonus Pool.  Employer shall pay to the estate or other legal representative of Executive, (i) all amounts accrued in the Bonus Pool by Executive with respect to years preceding the year in which the death of Executive occurs and (ii) the pro-rated bonus payable with respect to the year in which the death of Executive occurs.
(c)  Restricted Stock.  Upon the death of Executive, the restricted period with respect to all Restricted Stock previously awarded to Executive including, without limitation, Restricted Stock of Employer awarded pursuant to this Agreement, shall terminate and Executive’s estate or other legal representative shall become fully vested in all Restricted Stock previously awarded to Executive.
Section 2:     Termination by Reason of Disability
     If, during the term of this Agreement, Executive, in the judgment of the Board of Directors of Employer, has failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a period of more than (i) six (6) consecutive months or (ii) one hundred eighty three (183) days in any consecutive three hundred sixty-five (365) day period, Employer shall have the right to commence process to terminate Executive’s employment under this Agreement on account of disability. Employer shall send written notice to Executive of (i) its intention to commence such process, (ii) a medical doctor chosen by Employer to make the determination referred to in the next sentence, and (iii) Executive’s right within ten (10) days of receipt of the notice to choose a second medical doctor to make such determination. The purpose of the process shall be to determine whether Executive is unable on account of illness or physical or mental incapacity to perform his duties under this Agreement. Executive shall fully cooperate in this process, including by making himself available for and consenting to all examinations and tests required by any doctor making the aforesaid determination. The aforesaid determination shall be made by the medical doctor chosen by Executive, if he exercises his foregoing right to choose a doctor, and the medical doctor chosen by Employer. If the determination is being made by two medical doctors and they cannot agree within fifteen (15) days of their both being chosen, they shall as soon as reasonably possible select a third medical doctor to make the determination, who shall make the determination within fifteen (15) days of being chosen. The determination made by the foregoing process shall be conclusive. In the event Executive’s employment is terminated on account of disability, Executive’s rights to compensation and benefits shall be as follows:
(a)  Base Salary.  Executive shall be paid his Base Salary, less any benefits paid to him under disability insurance policies maintained by Employer, until his termination on account of disability.
(b)  Payment from Bonus Pool.  Employer shall pay to Executive, when the same would ordinarily be paid, (i) all amounts accrued in the Bonus Pool by Executive with respect to years preceding the year in which termination due to disability of Executive occurs and (ii) the pro-rated bonus payable with respect to the year in which termination due to the disability of Executive occurs.
(c)  Restricted Stock.  The restricted period with respect to all restricted stock previously awarded to Executive shall terminate and Executive shall become fully vested in all Restricted Stock previously awarded to Executive, including, without limitation, Restricted Stock awarded pursuant to this Agreement.
Section 3:     Termination for Cause
     “Termination for Cause” shall mean termination by Employer of Executive’s employment by Employer by reason of:
     (i)  a willful failure by Executive in bad faith to substantially perform his duties with Employer resulting in material harm to Employer; or
     (ii)  Executive’s conviction of a felony involving moral turpitude.
     Executive must be given written notice that Employer intends to terminate his employment for Cause. Such written notice shall specify the particular act or failure to act constituting the basis of the intention to so terminate employment. In the case of a Termination for Cause under clause (i) above, Executive shall be given the opportunity, within twenty (20) days of the receipt of such notice, to meet with the Board of Directors of Employer to refute or explain such act or failure to act. If such act or failure to act is found in violation of clause (i),

Executive shall be given ten (10) days after such meeting to correct such act or failure to act, and upon failure of Executive within such ten (10) day period to correct such act or failure to act, Executive’s employment by Employer shall be terminated. In the case of Termination for Cause under clause (ii) above, Executive’s employment shall be terminated as of the date such notice is given.
     In the event the Board of Directors shall terminate Executive’s employment for Cause, Executive shall be entitled to receive the following:
(a)  Base Salary.  Within thirty (30) days of the date of Executive’s Termination for Cause, he shall be paid his Base Salary through the date of termination of employment.
(b)  Payment from Bonus Pool.  Executive shall forfeit all rights to payments from the Bonus Pool.
Section 4:     Constructive Termination and Termination by Employer other than for Cause
     Notwithstanding anything in this Agreement to the contrary, Executive’s employment hereunder may be terminated by Employer without Cause and Executive may terminate his employment hereunder in the case of a Constructive Termination as defined in this section, provided, however, that in the event that Executive’s employment is so terminated, Executive shall be entitled to receive the following:

(a)  Base Salary.  Within thirty (30) days of his termination of employment, Employer shall pay to Executive a lump sum payment equal to:
     (i)  his Base Salary for the month in which termination occurs, and
     (ii)  Eighty Three Thousand Three Hundred and Thirty Three Dollars ($83,333) times the number of months from the month immediately following the month in which termination occurs to the end of the Term, or any extension thereto, inclusive.
(b)  Payment from Bonus Pool.  Employer shall pay to Executive, within thirty (30) days following termination of employment, (i) all amounts accrued in the Bonus Pool by Executive with respect to years preceding the year in which termination of employment of Executive occurs and (ii) the pro-rated bonus determined under the Bonus Pool with respect to the year in which termination of employment of Executive occurs.
(c)  Restricted Stock.
     (i)  The restricted period applicable to all Restricted Stock previously awarded to Executive shall terminate and Executive shall become fully vested in all Restricted Stock previously awarded to Executive. Executive shall, upon such termination, have the option to take cash in lieu of Restricted Stock with respect to all, or any portion, of the Restricted Shares that vest as a result of this subparagraph based on a share price for such stock which is the greater of (a) the share price of Employer as of the close of business on the business day next preceding the date of termination of employment and (b) the share price ten (10) business days prior to the date determined under paragraph (a) above (or the closing price of the next preceding business day, if such date does not fall on a business day). To the extent the cash payment exceeds the fair market value of the stock at the time of payment and Executive is a “specified employee” as defined in Section 409A of the Code, the excess amount shall be paid the earlier of (A) 6 months following termination of employment or (B) death.
     (ii)  Executive shall give Employer written notice within ten (10) business days following termination of employment under this Section 4 specifying the number of Restricted Shares with respect to which Executive has elected to take cash in lieu of Restricted Shares. Employer shall within thirty (30) days of receipt of such notice deliver to Executive a check in payment of the value of the Restricted Shares as determined in the immediately preceding sentence and share certificates evidencing the remaining Restricted Shares which have vested as a result of termination of employment under this Section 4 and with respect to which Executive has not exercised his election to take cash in lieu of shares.
     For purposes of this Agreement “Constructive Termination” shall mean the termination of employment by Executive following written notice to Employer for any of the following reasons:
     (i)  without Executive’s express written consent, the loss of Executive’s position described in Article I, Section 1 or a material alteration in Executive’s position and responsibility as so described;
     (ii)  without Executive’s express written consent, a breach by Employer of any of its material obligations set forth in this Agreement;

     (iii)  any failure by a successor to Employer to assume Employer’s obligations under this Agreement, either expressly or by operation of law, or, if Employer sells all or substantially all of its assets, or as a result of a sale by Fairfax of all of Employer or a controlling interest in Employer and in either case, as a result thereof, any failure by the purchaser to assume Employer’s obligations under this Agreement; or
     (iv)  without Executive’s express written consent, relocation of Executive’s work situs to a location that is not in the New York Metropolitan area.
     Executive must give written notice to Employer within ninety (90) days following the initial existence of one or more of the reasons listed above if he intends to terminate his employment because of the occurrence of one of the circumstances constituting Constructive Termination under this Section 4. Such written notice shall specify the particular act or failure to act constituting the basis of Executive’s claim that Constructive Termination has occurred. Employer shall be given the opportunity, within thirty (30) days of the receipt of such notice, to fully cure any such act or failure to act.
     Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s termination of employment with Employer, he is a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute deferred compensation subject to Section 409A of the Code, no such payment or benefit shall be provided under this Agreement until the earliest of (A) the date which is six (6) months after his “separation from service” for any reason or (B) death. If any payment is delayed pursuant to the above sentence, the first payment after such delay expires shall include all amounts not previously paid as a result of such delay. The determination of whether Section 409A of the Code requires any such delay shall be made by Employer, after consultation with Executive’s tax counsel. The provisions of this paragraph shall only apply to the extent required to avoid any person’s incurrence of any penalty tax or interest under Section 409A of the Code. In addition, if any provision of this Agreement would cause any person to incur any penalty tax or interest under Section 409A of the Code, Employer shall reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.
Section 5:     Voluntary Termination
     Executive may terminate his employment under this Agreement voluntarily by giving two (2) years written notice to Employer of his intention to voluntarily terminate his employment with Employer. “Voluntary Termination” shall mean termination by Executive of Executive’s employment by Employer other than (i) Constructive Termination as described in Section 4, (ii) “Termination Upon a Change in Control,” as described in Section 6, or (iii) termination by reason of Executive’s death or disability as described in Sections 1 and 2.
     In the event that Executive’s employment is voluntarily terminated by Executive, Executive’s rights to compensation and benefits shall be identical to those to which he would be entitled had he been Terminated for Cause, except that Employer shall pay to Executive, when the same would ordinarily be paid, (i) all amounts accrued in the Bonus Pool by Executive with respect to years preceding the year in which the Voluntary Termination of Executive occurs and

(ii) the prorated bonus determined under the Bonus Pool with respect to the year in which termination of Executive occurs.
Section 6:     Termination Upon a Change of Control
     “Termination Upon a Change in Control” shall mean (i) a termination by Executive, by written notice given to Employer, of Executive’s employment with Employer following a “Change in Control”, or (ii) the termination of Executive’s employment by Employer or the successor company (otherwise than for Cause as provided in Section 3 of this Article), in either case within one year following a Change in Control.
     In the event that Executive’s employment is Terminated Upon a Change in Control, Executive’s rights to compensation, Restricted Stock and benefits shall be identical to those to which he would be entitled had he been terminated by Employer other than for Cause pursuant to Section 4.
     Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s termination of employment with Employer, he is a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute deferred compensation subject to Section 409A of the Code, no such payment or benefit shall be provided under this Agreement until the earliest of (A) the date which is six (6) months after his “separation from service” for any reason or (B) death. If any payment is delayed pursuant to the above sentence, the first payment after such delay expires shall include all amounts not previously paid as a result of such delay. The determination of whether Section 409A of the Code requires any such delay shall be made by Employer, after consultation with Executive’s tax counsel. The provisions of this paragraph shall only apply to the extent required to avoid any person’s incurrence of any penalty tax or interest under Section 409A of the Code. In addition, if any provision of this Agreement would cause any person to incur any penalty tax or interest under Section 409A of the Code, Employer shall reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.
     “Change in Control” shall mean (i) the time that Employer or its ultimate parent, Fairfax, first determines that any person and all other persons who constitute a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (“Exchange Act”)) have, at a time when no other person or group directly or indirectly beneficially owns securities carrying more than forty-five percent (45%) of the votes attached to all outstanding securities of Employer or Fairfax, acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of outstanding securities of Employer or Fairfax carrying more than twenty percent (20%) of the votes attached to all outstanding securities of Employer or Fairfax, unless a majority of the “Continuing Directors” approves the acquisition not later than ten (10) business days after Employer or Fairfax makes that determination, or (ii) the first day on which a majority of the members of Employer’s or Fairfax’s Board of Directors are not “Continuing Directors”, or (iii) the time that the Controlling Shareholder of either Employer or Fairfax no longer is the controlling shareholder, or (iv) the arm’s length sale of a majority interest in Employer by Fairfax. For purposes of (iii) in the preceding sentence, the “Controlling Shareholder” of Fairfax is one or more of V. Prem Watsa, his family, corporations controlled by, or trusts whose beneficiaries are, V. Prem Watsa or his family, the estate of V. Prem Watsa (including the executors and administrators), and any persons to whom shares are distributed or sold upon the death or by the estate of V. Prem Watsa or his family.
     “Continuing Directors” shall mean, as of any date of determination, any member of the Board of Directors of Employer or Fairfax who (i) was a member of that Board of Directors on the date of this Agreement, (ii) has been a member of that Board of Directors for the two years immediately preceding such date of determination, or (iii) was nominated for election or elected to the Board of Directors by the Controlling Shareholder or with the affirmative vote of all, or one less than all, of the Continuing Directors who were members of the Board at the time of such nomination or election.
ARTICLE III
MISCELLANEOUS PROVISIONS
Section 1:     Payment Obligations
     The obligation of Employer to pay Executive the compensation and to make the arrangements provided herein shall be unconditional, and Executive shall have no obligation whatsoever to mitigate damages hereunder. If litigation after a Change in Control (otherwise than in connection with a Termination for Cause which is ultimately upheld in litigation) shall be brought to enforce or interpret any provision contained herein, Employer, to the extent permitted by applicable law, hereby indemnifies Executive for Executive’s reasonable attorney’s fees and disbursements incurred in such litigation.

Section 2:     Confidentiality
     Executive agrees that all confidential and proprietary information relating to the business of Employer shall be kept and treated as confidential both during and after the term of this Agreement, except as may be permitted in writing by Employer’s Board of Directors or as such information is within the public domain or comes within the public domain without any breach of this Agreement.
Section 3:     Arbitration
     Any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties hereto shall be settled exclusively by arbitration in New York, New York under the employment arbitration rules of the American Arbitration Association before a single arbitrator of exemplary qualifications and stature, who shall be selected jointly by Employer and Executive, or, if Employer and Executive cannot agree on the selection of the arbitrator, shall be selected by the American Arbitration Association. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. The party that prevails in any arbitration hereunder shall be reimbursed by the other party hereto for any reasonable legal fees and out of pocket expenses directly attributable to such arbitration, and such other party shall bear all expenses of the arbitrator.

Section 4:     Withholdings
     All compensation and benefits to Executive hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.
Section 5:     Parachute Payments
     Notwithstanding anything in this Agreement to the contrary, the amount of any payment or benefit to be received by Executive pursuant to this Agreement or otherwise which would be subject to the excise tax imposed by Section 4999 of the Code shall be reduced (but not below zero) by the amount, if any, necessary to prevent any part of any such payment or benefit received or to be received by Executive (such foregoing payments or benefits referred to collectively as the “Total Payments”), from being subject to such excise tax, but only if and to the extent such reduction will also result in, after taking into account all applicable state and Federal taxes (computed at the highest applicable marginal rate), including any taxes payable pursuant to Section 4999 of the Code, a greater after-tax benefit to Executive than the after-tax benefit to Executive of the Total Payments computed without regard to any such reduction. For purposes of the foregoing, (a) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by Executive (“Tax Counsel”) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code; (b) any reduction in payments or benefits pursuant to this Agreement shall be computed by taking into account, in accordance with Section 280G(b)(4) of the Code, that portion of the Total Payments which is reasonable compensation, within the meaning of Section 280G(b)(4) of the Code, in the opinion of Tax Counsel; (c) the value of any non-cash benefits or of any deferred or accelerated payments or benefits included in the Total Payments shall be determined by a public accounting firm, selected by Executive, in accordance with the principles of Section 280G(d)(3) and (4) of the Code and the Treasury Regulations promulgated thereunder; and (d) in the event of any uncertainty as to whether a reduction in Total Payments to Executive is required pursuant hereto, Employer shall initially make all payments otherwise required to be paid to Executive hereunder, and any amounts so paid which are ultimately determined not to have been payable hereunder (other than as a loan to Executive), either (x) upon mutual agreement of Executive and Employer, or (y) upon Tax Counsel furnishing Executive with its written opinion setting forth the amount of such payments not to have been so payable (other than as a loan to Executive under this Section 5), or (z) in the event a portion of the Total Payments shall be determined by a court or an Internal Revenue Service proceeding to have otherwise been an “excess parachute payment,” the amount so determined in clause (x), (y) or (z) shall constitute a loan by Employer to Executive under this Section 5, and Executive shall repay to Employer, within ten (10) business days after the time of such mutual agreement, such opinion is so furnished to Executive, or of such determination, as applicable, the amount of such loan plus interest thereon at the rate provided in Section 1274(b)(2)(B) of the Code for the period from the date of the initial payments to Executive to the date of such repayment by Executive. All fees and expenses of any Tax Counsel or accounting firm selected under this Section 5 shall be borne solely by Employer.

Section 6:     Indemnification
     In addition to any rights to indemnification to which Executive is entitled under Employer’s Articles of Incorporation and Bylaws, Employer shall indemnify Executive at all times during and after the term of this Agreement to the maximum extent permitted under the Delaware General Corporation Law and any successor provision thereof and any other applicable corporate law, and shall pay Executive’s expenses in defending any civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding and any appeal thereof, to the maximum extent permitted under such applicable laws.
Employer shall use reasonable efforts to maintain at all times Directors and Officers Coverage comparable to its existing Directors and Officers Coverage, if the same can be obtained at a reasonable cost in comparison to the cost of the then existing coverage, to cover all or a portion of the foregoing liability.
Section 7:     Notices
     Any notices permitted or required under this Agreement shall be deemed given upon the date of personal delivery, addressed to Employer at:
Odyssey Re Holdings Corp.
   Attn: General Counsel
300 First Stamford Place
Stamford, Connecticut 06902
and addressed to Executive at: the address on file with Employer;
or at any other address as either party may, from time to time, designate by notice given in compliance with this Section.

Section 8:     Law Governing
     This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York.
Section 9:     Titles and Captions
     All sections titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.
Section 10:     Entire Agreement
     This Agreement contains the entire understanding between the parties, and supersedes any prior understandings and agreements between Executive and Employer and/or any affiliate of Employer, including the Prior Agreement, respecting the subject matter of this Agreement.
Section 11:     Agreement Binding
     The Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.
Section 12:     Attorney Fees
     In the event a suit or action is brought by Executive under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that Executive shall be entitled to reasonable attorney’s fees to be fixed by the trial court and/or appellate court.

Section 13:     Computation of Time
     In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday or legal holiday, and if the period ends on a Saturday, Sunday or legal holiday, the period shall run until the end of the next day thereafter which is not a Saturday, Sunday or legal holiday.
Section 14:     Pronouns and Plurals
     All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons may require.
Section 15:     Presumption
     This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.
Section 16:     Further Action
     The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 17:     Parties in Interest
     Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.
Section 18:     Savings Clause
     If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provisions to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.
Section 19:     Failure to Enforce and Waiver
     The failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such terms, covenants or conditions, and the waiver or relinquishment or any right or power under this
Agreement at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.
Section 20:     Section 409A Compliance
     (i)  Anything in this Agreement to the contrary notwithstanding, any reimbursement payable to Executive pursuant to any provisions of this Agreement, shall be paid no later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation” subject to Section 409A of the Code. No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, and the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
     (ii)  Anything in this Agreement to the contrary notwithstanding, any payment that is delayed as a result Executive being a “specified employee” as defined in Section 409A of the Code shall commence earlier in the event of Executive’s death prior to the six-month anniversary of the date of Executive’s termination of employment. Whenever a payment under this Agreement specifies a payment period with reference to a number of days ( e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of Employer.
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Date: May 29, 2009

ODYSSEY RE HOLDINGS CORP.
By:	/s/ V. Prem Watsa
V. PREM WATSA, CHAIRMAN

/s/ Andrew Barnard
ANDREW BARNARD

FAIRFAX FINANCIAL HOLDINGS LIMITED (AS TO ARTICLE I, SECTION 3(d) ONLY)
By:	/s/ Eric Salsberg
ERIC SALSBERG, VICE PRESIDENT,
CORPORATE AFFAIRS